Exhibit 99.02

Use of Non-GAAP Financial Measures

     In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), the joint press release, dated May 14, 2007, of Cardinal Health, Inc. (the “Company”) and VIASYS Healthcare Inc. regarding execution of the Agreement and Plan of Merger contains non-GAAP financial measures. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Management encourages readers to rely upon the GAAP numbers, but includes the amounts that have been adjusted as a supplemental metric to assist readers. Definitions of the non-GAAP financial measures are included in the press release.

     Non-GAAP diluted earnings per share (“EPS”) from continuing operations. The Company presents the forward-looking non-GAAP financial measure “non-GAAP diluted EPS from continuing operations.” This non-GAAP financial measure excludes special items, net of tax, and impairment charges and other, net of tax, from the numerator of the calculation. The Company’s “special items” primarily consist of costs relating to the integration of previously-acquired companies, which may include employee-related costs, asset impairments and other exit costs and integration costs, or costs of restructuring operations, which may include employee-related costs, asset impairments and facility exit costs. The Company also records as special items settlements of significant lawsuits that are infrequent or unusual in nature, including the $600 million litigation reserve recorded in the third quarter of fiscal 2007 that was associated with a pending class action securities lawsuit against the Company. The Company records as special items legal fees and document preservation and production costs incurred in connection with the U.S. Securities and Exchange Commission investigation and Audit Committee internal review and related matters. For further discussion of items classified as special items, see the notes to the financial statements contained in the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q.

     As discussed above, the Company classifies certain asset impairments related to restructurings in special items, which are included in operating earnings within the consolidated statements of earnings. Asset impairments and gains and losses from the sale of assets not eligible to be classified as special items or discontinued operations are classified within “impairment charges and other” within the consolidated statements of earnings. For further discussion of items classified as impairment charges and other, see the notes to the financial statements contained in the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q.

     It is difficult to include the impact of special items and impairment charges and other in the Company’s forward-looking EPS forecast because the Company cannot predict the amount and timing of such items and the associated charges or gains that will be taken. These items are also excluded because they may mask the underlying results and trends and make it difficult to give investors perspective on underlying business results.